Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tiffany & Co. (the "Company") of our report dated February 25, 2003 relating to the Company's consolidated financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended January 31, 2003. We also consent to the incorporation by reference of our report dated February 25, 2003 relating to the Company's financial statement schedule, which appears in such Annual Report in the Company's Form 10-K.


/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
December 5, 2003